Exhibit 10.2
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is made the 13th day of May , 2005 (the “Effective Date”), by and between Bill Riechers, a resident of the state of South Dakota (“Riechers”) as “CONSULTANT” and E ENERGY ADAMS, LLC, of Adams, Nebraska, a Nebraska limited liability company (“Client”).
     WHEREAS, Client intends to develop, finance and construct an ethanol plant in or around Adams, Nebraska (the “Project”); and
     WHEREAS, CONSULTANT has a background in value-added agriculture and is willing to provide services to Client based on this background.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client hereby engages CONSULTANT, and CONSULTANT hereby accepts engagement, upon the terms and conditions hereinafter set forth.
     1. Term. The CONSULTANT’S engagement with Client shall commence as of the Effective Date stated above and shall terminate upon Client’s payment of all sums owed to Consultant under this Agreement. Notwithstanding the above, this Agreement may be terminated at any time by either party upon fourteen (14) days prior written notice of its intent to terminate this Agreement. Upon termination, neither Client nor CONSULTANT shall have any further rights or obligations under the terms of this Agreement other than delivery of payments for services to which CONSULTANT may be entitled through the date of termination.
     2. Services. CONSULTANT shall serve as the Client’s Project Consultant and shall perform the following duties, subject to Client’s approval:
a.	Assist with negotiation of contracts with various service and product providers,

b.	Assist with planning of the Client’s equity marketing effort, including, without limitation, preparation of written and visual equity marketing materials (including but not limited to a power point presentation), and with the training of Client’s officers and directors to conduct the Client’s equity marketing effort,

c.	Assist with the securing of debt financing for construction of the Project,

d.	Assist with the education of local lenders, including, without limitation, the preparation of a “banker’s book” tailored to the Project; and

e.	Perform such other reasonably necessary duties as Client may request for the timely and successful securing of debt financing and commencement of construction of the Project, including without limitation, cooperating with the Client’s personnel similarly engaged. Notwithstanding the forgoing, CONSULTANT shall not himself be asked to, nor shall actually, solicit an offer to buy, or accept an offer to sell, any equity security to be issued by Client.
          Subject to Client’s approval, CONSULTANT shall determine the manner in which the services are to be performed and the specific hours to be worked by CONSULTANT. Client will rely on CONSULTANT to work as many hours as may be reasonably necessary to fulfill CONSULTANT’S commitments under this Agreement; provided, however, that CONSULTANT hereby agrees to devote as much time and effort to the Project, and agrees to be available for the performance of his duties hereunder on weekdays, weeknights and weekends, as reasonably necessary to fulfill his commitments under this Agreement.

     3. Payment of CONSULTANT. Upon execution of this Agreement by both parties, CONSULTANT shall receive a one-time cash payment in the amount of $25,000. Thereafter, CONSULTANT shall receive payment for services in the amount of $300 per day for days CONSULTANT actively renders services up to and not exceeding $1,500 per week commencing upon the Effective Date of this Agreement. Payments shall be made bi-monthly in accordance with Client’s regular payroll practices. Upon termination of this Agreement, payments hereunder shall cease; provided, however, that CONSULTANT shall be entitled to payments for periods or partial periods that occurred prior to the date of termination for which CONSULTANT has not been paid.
     4. Payment of BONUS. Additionally, Client will pay to CONSULTANT a one-time bonus of $250,000, less all amounts previously paid to CONSULTANT (i.e., less the one-time cash payment of $25,000, less the aggregate of weekly compensation payments and less any reimbursed expenses), after the Client has raised the amount of equity required by a prospective lender to secure a loan adequate to finance the Client’s business plan, the Client receives a binding commitment from such prospective lender to provide such loan or loans as a result of the efforts of CONSULTANT pursuant to section 2(c) of this Agreement, and the loan transaction described in such commitment actually closes and is funded. Notwithstanding the foregoing, the Client shall have sole discretion in determining whether to accept a loan commitment or close a loan, which discretion shall not unreasonably be exercised, and the Client shall not become liable to pay the one-time bonus discussed in this section if it reasonably elects to not accept a loan commitment or close a loan. The bonus payable hereunder shall be made promptly after Client’s execution and delivery of debt financing agreements under which Client receives debt financing sufficient to carry out is business plan. Upon mutual agreement of the parties, the bonus payable hereunder may be paid by to CONSULTANT in units of E Energy Adams, LLC. The number of units paid to CONSULTANT shall be determined by dividing the amount payable hereunder by the registered offering price of the units. If the resulting number contains a fractional unit, the CONSULTANT shall be paid the value of this fractional unit in cash. In no event shall fractional shares be issued to CONSULTANT nor shall the amount paid to CONSULTANT for services performed pursuant to this Agreement exceed $250,000.
     5. Expenses. Client shall reimburse CONSULTANT for all reasonable, ordinary and necessary expenses incurred by CONSULTANT in performance of his duties hereunder, including without limitation, reimbursement for hotel expenses and automobile mileage at a rate per mile as periodically set by the Internal Revenue Service or such other rate to which the parties hereto may later agree.
     6. Support Services. Client will provide the following support services for the benefit of CONSULTANT, as approved by Client: office space, secretarial support, and office supplies.
     7. Successors and Assigns Bound. This Agreement shall be binding upon the Client and CONSULTANT, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation, any partnership, corporation or other entity into which the Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement. Notwithstanding the foregoing, any assignment by CONSULTANT of this Agreement or of any interest herein, or of any money due to or to become due by reason of the terms hereof without the prior written consent of Client shall be void, which written consent shall not unreasonably be withheld.
     8. Relationship of the Parties. The parties understand that CONSULTANT is an independent contractor with respect to Client, and not an employee of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of CONSULTANT.
     9. Insurance. CONSULTANT acknowledges CONSULTANT’S obligation to obtain appropriate insurance coverage for the benefit of CONSULTANT.
     10. Indemnification. Client shall indemnify and defend CONSULTANT against expenses actually and reasonably incurred in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), in which CONSULTANT is made a party by reason of performing services for Client or acting in any manner pursuant to this Agreement, except that Client shall have no obligation to indemnify and defend CONSULTANT or agents for his and/or their act or omission that involve gross negligence, intentional misconduct or a known violation of the law. CONSULTANT shall indemnify and defend Client and its employees, members, directors, officers and agents against expenses actually and reasonably incurred in connection with the defense of any Proceeding in which Client and/or its employees, members, directors, officers or agents are made a party by reason of CONSULTANT and/or his agents committing an act or omission that involves gross negligence, intentional misconduct or a known violation of the law.
     11. Return of Records. Upon termination of this Agreement, CONSULTANT shall immediately deliver all records, notes, data, memoranda, models, and equipment of any nature that are in CONSULTANT‘S possession or under CONSULTANT‘S control and that are Client‘s property or relate to Client’s business.
     12. Waiver. The waiver by either party of its rights under this Agreement or the failure of either party promptly to enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.
     13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     14. Captions. The captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     15. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provide for. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.
     16. Notices. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows:

To CONSULTANT:	Attention: Bill Riechers 504 Astrachan Street Volga, South Dakota 57071

To Client:	EENERGYADAMS, LLC Attn: Jack L. Alderman 102 E Veterans Street P.O. Box 770 Tomah, Wisconsin 54660

Copy to:	Brown, Winick, et al. Attention: Valerie D. Bandstra 666 Grand Avenue, Ste. 2000 Des Moines, Iowa 50309
     17. Governing Law. This Agreement is entered into pursuant to and shall be governed by and in accordance with the laws of the State of Iowa.
     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original document, but all of which shall be considered one and the same agreement and shall become binding when one or more counterparts have been signed by each of the parties.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date.

E-ENERGY-ADAMS, LLC (“Client”)

By: /s/ Jack L. Alderman
       Jack L. Alderman, President

CONSULTANT

By: /s/ Bill Riechers
       Bill Riechers, Individually

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